EXHIBIT 10.1

February 15, 2024

Mr. Jerome Hogge
[address]
[email]

Dear Jerry,

We are pleased to confirm our offer of employment with MultiPlan. We believe you have the experience and qualifications to contribute to our strategic goals, and we are excited to have you join our team.
The position offered is EVP, Chief Operating Officer, reporting to Travis Dalton, President/CEO. Your target start date will be March 11, 2024, and the starting rate of pay will be $19,230.77 per pay period (annualized at $500,000.00). You will be eligible to participate in the MultiPlan annual incentive compensation plan with a target bonus of 100% of base salary, payable when companywide bonuses are distributed (annually in March of each calendar year for the previous year) and pro-rated for 2024. The goals and deliverables that you must meet in order to receive your target bonus amount will be determined annually.
You will also be eligible to participate in our annual management equity plan starting in 2024 with a target grant amount equal to 350 percent of base salary in the same form of equity granted to other members of executive management. Annual equity grants are subject to approval by MultiPlan’s compensation committee and are contingent on signing MultiPlan’s standard Non-Interference Agreement.
In addition, you will be eligible for benefits as provided for full-time employees. Benefit information can be found in the attached Benefits Guide. Please note that this offer is contingent upon the successful completion of a pre-employment background check within the guidelines of state and federal law.
In the event your employment is terminated by MultiPlan without cause, then subject to the execution of a waiver and release of claims against MultiPlan, you shall be entitled to receive the following post-employment benefits:
•Twelve (12) months of base salary continuation post-termination.
•Contingent upon your timely election of COBRA continuation coverage, the continued payment by MultiPlan of the employer’s portion of any applicable COBRA premiums, to the same extent that MultiPlan made contributions to such premiums immediately prior to such termination, for a period beginning on the date of such termination and ending on the earlier to occur of (i) the one year anniversary of such termination, or (ii) the date on which you are no longer eligible for such coverage or become eligible to obtain health insurance coverage from a subsequent employer.
As a condition of your employment, you will need to provide MultiPlan with documents that establish both your identity and employment eligibility to work in the United States. A list of acceptable documents required by the Immigration Reform Control Act of 1986 that are proof of a lawful work status can be found on the 1-9 form which you will receive through our recruitment system of record, Recruitment Management. Your employment is considered employment at will. This means employment is not defined for a specific time, rather either you or MultiPlan may terminate the employment relationship at any time with or without notice and with or without cause.

EXHIBIT 10.1

As you will be an Executive Officer of MultiPlan under applicable SEC regulations, your employment and compensation will need to be formally approved by our Compensation Committee, which we anticipate will occur at their next regularly scheduled meeting on February 27, 2024.
Please indicate your acceptance of this offer by returning a hand signed or e-signed copy of this letter via email.

We look forward to you joining the MultiPlan team!
Sincerely,
/s/ Carol Nutter
Carol Nutter
Chief People Officer

Accepted: /s/ Jerome Hogge_ Date: 2/15/24
Jerome Hogge